Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2011

Third Quarter and Nine-Month 2011 Highlights

Third quarter revenue totaled $20.0 million, a 67% increase over the same period in 2010

Eleven RIO® systems sold in the third quarter, increasing worldwide commercial installed base to 97 RIO systems

A total of thirty RIO systems sold worldwide in the first nine months of 2011, a 50% increase over the same period in 2010

1,813 MAKOplasty® procedures performed in the third quarter, a 122% increase over the same period in 2010

4,674 MAKOplasty procedures performed in first nine months of 2011, a 100% increase over the same period in 2010

MAKOplasty® Total Hip Arthroplasty commercially launched in September 2011 and twelve MAKOplasty Total Hip Arthroplasty applications sold in the third quarter of 2011

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — November 9, 2011 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications, and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended September 30, 2011.

Recent Business Developments

RIO Systems – Eleven RIO systems were installed and customer accepted at domestic commercial sites during the third quarter, bringing MAKO’s worldwide commercial installed base of RIO systems to 97 systems as of September 30, 2011, of which 95 are installed domestically. Four of the third quarter RIO system sales were part of the first quarter binding commitment for eleven new MAKOplasty sites received from Health Management Associates, Inc. (NYSE:HMA), an operator of acute care hospitals primarily in the southeast and southwest areas of non-urban America. A total of ten RIO system sales have been fulfilled under the HMA order, with the remaining one RIO system expected to be installed and customer accepted in the fourth quarter of 2011.

MAKOplasty Procedure Volume – During the third quarter, 1,813 MAKOplasty procedures were performed, of which 1,752 were performed at domestic sites. The 1,813 MAKOplasty procedures performed represent a 16% increase over the procedures performed in the second quarter of 2011 and a 122% increase over the procedures performed in the third quarter of 2010. During the nine months ended September 30, 2011, a total of 4,674 MAKOplasty procedures were performed. Through September 30, 2011, a total of 10,543 procedures had been performed since the first procedure in June 2006.

MAKOplasty Total Hip Arthroplasty Commercial Launch – In September 2011, MAKO commercially launched MAKOplasty Total Hip Arthroplasty (THA). Subsequent to the commercial launch, twelve MAKOplasty THA applications were sold through September 30, 2011.

Clinical Research and Marketing – Efforts to build a strong base of clinical evidence for MAKOplasty continue, with over 70 clinical studies currently in process. During the third quarter, 20 abstracts were submitted for peer-review to four different conferences.

“We are pleased with our strong operating results in the third quarter of 2011, including the commercial introduction of MAKOplasty Total Hip Arthroplasty,” said Maurice R. Ferre, M.D., President and Chief Executive Officer of MAKO. “We believe that the expansion of our product offering through the launch of the hip application will allow us to continue to drive the adoption of MAKOplasty to help enable surgeons to deliver consistent, reproducible precision to orthopedic procedures.”

2011 Third Quarter Financial Review

Revenue was $20.0 million in the third quarter of 2011 compared to $12.0 million in the third quarter of 2010, representing a 67% increase. Revenue in the third quarter of 2011 primarily consisted of $9.1 million in revenue from the sale of implants and disposables used in the 1,813 MAKOplasty procedures performed in the quarter, $9.3 million in revenue from the sale of eleven RIO systems and twelve MAKOplasty THA applications and $1.6 million in revenue from service.

Total gross profit for the third quarter of 2011 was $13.2 million compared to a gross profit of $7.5 million in the same period in 2010. Total gross margin for the third quarter of 2011 was 66%, including a 73% margin on procedure revenue, a 57% margin on RIO system revenue and a 76% margin on service revenue.

Operating expenses were $22.8 million in the third quarter of 2011 compared to $16.5 million in the third quarter of 2010. The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and MAKOplasty applications and the development of potential future products, including the recently launched MAKOplasty THA application and associated implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended September 30, 2011 was $9.7 million, including non-cash stock-based compensation expense of $2.5 million, or $(0.24) per basic and diluted share, based on average basic and diluted shares outstanding of 41.0 million. This compares to a net loss for the same period in 2010 of $8.9 million, including non-cash stock-based compensation expense of $1.7 million, or $(0.27) per basic and diluted share, based on average basic and diluted shares outstanding of 33.5 million.

Cash, cash equivalents and investments were $67.4 million as of September 30, 2011 compared to $96.8 million as of December 31, 2010.

2011 Nine-Month Financial Review

For the nine months ended September 30, 2011, revenue was $51.6 million, primarily generated from the sale of thirty RIO systems, twelve MAKOplasty THA applications, 4,674 MAKOplasty procedures performed and warranty and maintenance services provided, compared to $29.5 million for the nine months ended September 30, 2010.

The net loss for the nine months ended September 30, 2011 was $30.6 million, including non-cash stock-based compensation expense of $7.4 million, or $(0.75) per basic and diluted share, based on average basic and diluted shares outstanding of 40.6 million. This compares to a net loss for the nine months ended September 30, 2010 of $28.9 million, including non-cash stock-based compensation expense of $4.6 million, or $(0.87) per basic and diluted share, based on average basic and diluted shares outstanding of 33.4 million.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its third quarter 2011 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 16435167. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in complying with regulatory requirements related to MAKO’s current products or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2010 filed on March 10, 2011 and quarterly report on Form 10-Q for the quarter ended September 30, 2011. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Procedures	$9,108	$4,069	$23,251	$11,937
Systems – RIO	9,315	7,579	24,153	16,641
Service	1,591	366	4,215	936
Total revenue	20,014	12,014	51,619	29,514
Cost of revenue:
Procedures	2,484	1,034	5,998	4,100
Systems – RIO	3,973	3,317	9,499	7,440
Service	378	208	911	686
Total cost of revenue	6,835	4,559	16,408	12,226
Gross profit	13,179	7,455	35,211	17,288
Operating costs and expenses:
Selling, general and administrative	16,533	11,648	48,479	33,183
Research and development	5,054	4,018	14,263	11,002
Depreciation and amortization	1,177	795	3,129	2,166
Total operating costs and expenses	22,764	16,461	65,871	46,351
Loss from operations	(9,585)	(9,006)	(30,660)	(29,063)
Other income (expense)	(51)	84	161	256
Loss before income taxes	(9,636)	(8,922)	(30,499)	(28,807)
Income tax expense	19	16	60	63
Net loss	$(9,655)	$(8,938)	$(30,559)	$(28,870)
Net loss per share - Basic and diluted	$(0.24)	$(0.27)	$(0.75)	$(0.87)
Weighted average common shares outstanding - Basic and diluted	40,981	33,481	40,568	33,361

Condensed Balance Sheets (unaudited) (in thousands)	September 30, 2011	December 31, 2010
Current Assets:
Cash and cash equivalents	$8,410	$27,108
Short-term investments	42,071	46,401
Accounts receivable	11,228	11,560
Inventory	18,164	10,504
Deferred cost of revenue	125	—
Prepaid and other current assets	2,110	1,283
Total current assets	82,108	96,856
Long-term investments	16,894	23,283
Property and equipment, net	15,917	9,212
Intangible assets, net	7,704	7,530
Other assets	148	198
Total assets	$122,771	$137,079

Current Liabilities:
Accounts payable	$4,818	$1,518
Accrued compensation and employee benefits	3,690	5,546
Other accrued liabilities	7,743	5,064
Deferred revenue	3,941	3,071
Total current liabilities	20,192	15,199
Deferred revenue, non-current	75	109
Total liabilities	20,267	15,308
Stockholders’ equity:
Common stock	41	40
Additional paid-in capital	285,828	274,712
Accumulated deficit	(183,441)	(152,882)
Accumulated other comprehensive gain (loss)	76	(99)
Total stockholders’ equity	102,504	121,771
Total liabilities and stockholders’ equity	$122,771	$137,079

Condensed Statements of Cash Flows (unaudited) (in thousands, except share data)	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net loss	$(30,559)	$(28,870)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,188	1,728
Amortization of intangible assets	1,026	751
Stock-based compensation	7,433	4,632
Inventory write-down	222	1,270
Amortization of premium on investment securities	365	391
Loss on asset impairment	148	986
Provision for doubtful accounts	137	—
Issuance of restricted stock under development agreement	1,440	—
Changes in operating assets and liabilities:
Accounts receivable	195	(4,112)
Inventory	(9,808)	(5,937)
Deferred cost of revenue	(125)	—
Prepaid and other current assets	(827)	(840)
Other assets	50	(60)
Accounts payable	3,300	326
Accrued compensation and employee benefits	(1,856)	(684)
Other accrued liabilities	2,679	2,831
Deferred revenue	836	3
Net cash used in operating activities	(22,156)	(27,585)
Investing activities:
Purchase of investments	(30,646)	(8,515)
Proceeds from sales and maturities of investments	41,175	37,581
Acquisition of property and equipment	(8,115)	(2,157)
Acquisition of intangible assets	(1,200)	(562)
Net cash provided by investing activities	1,214	26,347
Financing activities:
Proceeds from employee stock purchase plan	798	556
Exercise of common stock options and warrants for cash	2,411	334
Payment of payroll taxes relating to vesting of restricted stock	(965)	(342)
Net cash provided by financing activities	2,244	548
Net decrease in cash and cash equivalents	(18,698)	(690)
Cash and cash equivalents at beginning of period	27,108	17,159
Cash and cash equivalents at end of period	$8,410	$16,469

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.